Exhibit 99.1

Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net

FOR IMMEDIATE RELEASE

Emergent Group Inc. Board
Declares Annual Dividend of 30 Cents per Share

CEO Cites Cash Flow, Growth Strategies, Focus on Shareholder Value

SUN VALLEY, CA, December 15, 2008 – Emergent Group Inc. (NYSE Alternext US: LZR), a leading provider of mobile medical lasers and surgical equipment, today announced that the Board of Directors has declared an annual dividend of $0.30 per share, payable January 12, 2009 to shareholders of record December 29, 2008.

“This is the second consecutive year that Emergent Group’s Board has declared an annual dividend of this size -- a sign of our strong cash flow, our sound growth strategies and our expanding competitive position [following the third quarter acquisition of PhotoMedex Surgical Services],” said Bruce J. Haber, Chairman and CEO.   “It is also a sign that our Company places high emphasis on rewarding stockholders and enhancing the value of Emergent shares.”

Haber noted Emergent’s continuing focus on these growth strategies:

▪	Expanding per-procedure rentals of existing medical equipment and sales of accompanying disposable items in markets that now cover 16 states.
▪
Capitalizing on current market trends, such as the growing number of medical procedures, emerging limits on physician ownership of equipment, and hospital preference for equipment rentals to conserve capital and update technology.

▪	Identifying and offering new, cost-effective medical technologies to hospitals and physician groups with the aid of company-trained technicians.
▪	Pursuing acquisitions that expand Emergent’s sales and geographic footprint.

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. (``PRI Medical''), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. For product and other information, visit PRI Medical's website, http://www.primedical.net.

Forward-Looking Statements
Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10KSB and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

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